Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Reports Record Quarterly Net Income of
$4.4 Million on Sales Growth of 45% for Second Quarter Fiscal 2008
•	Second quarter sales grew to $23.1 million
•	$1.10 earnings per diluted share, up from $0.14 in second quarter fiscal 2007
•	Full fiscal year 2008 revenue expected to be between $80 and $85 million
BATAVIA, NY, October 26, 2007 — Graham Corporation (AMEX: GHM) today reported revenue and earnings growth for its second quarter ended September 30, 2007. Revenue for the second quarter of fiscal 2008 was $23.1 million, a 45% increase compared with revenue of $15.9 million in the second quarter of fiscal 2007. Net income in the second quarter improved to $4.4 million, or $1.10 per diluted share, compared with $563 thousand, or $0.14 per diluted share, in the prior year period.
Sales growth for the second quarter and first six months of fiscal 2008 primarily resulted from continued strong demand for ejector systems in the global refinery market, particularly for North American refinery capacity expansions and revamps to handle changing crude feedstock supplies. Domestic sales accounted for 67% of the total sales in the second quarter, compared with 41% in the prior year’s second quarter, while export sales contributed 33% of second quarter total sales. Ejector systems comprised 53% of total sales in the second quarter compared with 31% in the same prior year period, while condenser sales contributed 18% in the second quarter and remaining products contributed 29%. Sales were 52% to the refinery industry, 28% to the chemical and petrochemical industries and 20% to other industrial applications, compared with 33% to the refinery industry, 42% the chemical and petrochemical industries and 25% to other industrial applications in the second quarter fiscal 2007.
Mr. James R. Lines, President and Chief Operating Officer of Graham Corporation, commented, “We had an exceptionally robust second quarter, favorable product and geographic mix, efficient production flow and the timing of customer delivery schedules. Over the past fifteen months, we have put more emphasis on order selection in this current favorable business environment, which in turn has had a corresponding positive effect on our profitability. Particularly strong this quarter were sales of ejector systems destined for installation in domestic oil refineries. We have earned customer loyalty and repeat business by providing our customers with custom-engineered, high quality products and solutions to meet their demanding needs, all of which we believe has contributed to our continued ability to win orders.”
Costs and expenses
Gross margin for the second quarter of fiscal 2008 improved to 42.9% compared with 20.3% in the same prior year period. Gross margin also increased 950 basis points sequentially from the first quarter of fiscal 2008. Productivity gains in both engineering and manufacturing contributed to the improvement in gross margin both year-over-year and quarter-to-quarter.
In the second quarter, approximately 9% to 10% of manufacturing production hours was outsourced. Production efficiency has improved over the last 12 months, and as a result, the amount of production hours outsourced for the remainder of the fiscal year is expected to decrease.
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Graham Corporation Reports Record Quarterly Net Income of $4.4 Million on Sales Growth of 45%	Page 2
for Second Quarter Fiscal 2008
October 26, 2007
Selling, general and administrative, or SG&A, expenses increased on an absolute basis to $3.2 million in the second quarter fiscal 2008 compared with $2.4 million in the same prior year period, but decreased as a percentage of sales to 13.8% in the second quarter compared with 15.0% in the prior year period. SG&A expense was slightly higher than the previously expected range of $2.8 to $3.1 million due to higher variable compensation costs associated with higher sales volume and more profitable projects. For the remainder of the fiscal year, Graham expects quarterly SG&A to be in the range of $3.0 to $3.2 million per quarter. Operating margin was 29.2% in the second quarter compared with 5.2% in the same prior year period and 19.2% in the first quarter of fiscal 2008.
The effective tax rate in second quarter of fiscal 2008 was 34% compared with 32% in the prior year’s second quarter. The full year fiscal 2007 actual tax rate of 12% reflected the benefit of $1.6 million in research and development tax credits recognized in the fourth quarter of fiscal 2007. These credits, as well as remaining net operating losses, were fully used to reduce taxes payable in the second quarter of fiscal 2008. Graham expects its effective tax rate for fiscal 2008 to be approximately 34%.
Six-Month Review
Sales for the first six months of fiscal 2008 were $43.0 million compared with $30.5 million in the first six months of fiscal 2007, a 41% increase. Export sales comprised 43% of total sales for the six-month period while domestic projects comprised 57% of total sales. Gross profit margin was 38.5% for the first half of fiscal 2008 compared with 24.1% for the same period in the prior year. The increase in gross margin was due to favorable product mix, material cost management, as well as to productivity gains in engineering and manufacturing.
SG&A margin for the first six months of fiscal 2008 was 14% compared with 15% for the same period in the prior year, increasing $1.3 million in absolute dollars to $6.0 million. Net income for the first half of fiscal 2008 was $7.1 million compared with $1.7 million in the same period the prior fiscal year, while diluted earnings per share were $1.76 compared with $0.43, in each respective period.
Balance Sheet and Cash Management
Cash, cash equivalents and investments at September 30, 2007 were $24.1 million compared with $15.1 million as of March 31, 2007 and $20.2 million as of June 30, 2007. Net cash provided by operating activities was $4.0 million and $9.0 million in the first quarter and second half of fiscal 2008, respectively, compared with cash used by operating activities of $215 thousand and $2.7 million in the second quarter and first half of fiscal 2007, respectively. The $11.7 million difference between the year-over-year six month periods primarily resulted from higher net income and greater use of deferred tax assets in fiscal 2008. Remaining net operating loss carry-forwards and research and development credits reduced current taxes payable for the second quarter.
Capital expenditures in the second quarter of fiscal 2008 were $0.3 million, relatively unchanged from the same period the prior year, but up from $0.2 million in the first quarter of fiscal 2008. Four new welding machines were installed in Graham’s Batavia manufacturing facility to improve manufacturing speed and process, and a multiple spindle drilling machine was rebuilt to improve quality and throughput. Capital spending was $0.4 million in the first half of fiscal 2008 and is expected to approximate $1.5 million for the full year.
Outlook
Orders for the second quarter of fiscal 2008 were $20.5 million, a 7% decrease from $22.1 million in the same prior year period, and down sequentially from $24.8 million in the first quarter of fiscal 2008. Orders were $45.4 million for the first six months of fiscal 2008, up 8% compared with the first half of fiscal 2007. Due to the size of ejector and condenser orders, timing of order acceptance can significantly impact any particular reporting period. Graham does not believe that quarter-to-quarter comparisons are indicative of future business trends.
At September 30, 2007, backlog was $56.8 million, 26% higher than backlog of $45.0 million at September 30, 2006. Approximately $50.0 million of orders in backlog are expected to convert to sales within the next twelve months. Orders in backlog consist of approximately 50% for refinery project work, 26% for chemical and petrochemical projects and 24% for other industrial and commercial applications.
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Graham Corporation Reports Record Quarterly Net Income of $4.4 Million on Sales Growth of 45%	Page 3
for Second Quarter Fiscal 2008
October 26, 2007
Mr. Lines added, “Our second quarter was exceptional, with efficient production flow and good sales activity. For the remainder of fiscal 2008, we expect, on average, gross margins to be closer to 35%. Additionally, the third quarter ending December 31, 2007, is typically affected by seasonality, with the lowest number of available production hours. We therefore expect to see a corresponding decrease in efficiencies and production in that quarter.”
Mr. Lines concluded, “We continue to see capital project lead times being extended further out as global demand for resources, equipment and qualified personnel outstrips existing supplies. There have been some customer delays in accepting equipment ready for shipment because overall project construction is behind schedule. We have received some requests for engineering orders, where we design the engineering specifications without a defined equipment delivery date. And, as expected, some projects that would have represented future orders have been postponed due to critical resource constraints.
Despite the recent timing issues and subsequent delays, we still believe the underlying factors driving the current expansion cycle not only remain intact but will actually serve to extend the cycle even longer, perhaps beyond 2010. Even with these risk factors in mind, we are revising our revenue expectations upward for fiscal year 2008 to be in the range of $80 to $85 million.”
Webcast and Conference Call
Graham’s senior management team will host a conference call and live webcast today at 11:00 a.m. EST. During the conference call and webcast, James R. Lines, President and COO, and J. Ronald Hansen, Vice President Finance and CFO, will review Graham’s financial and operating results as well as its strategy and outlook. A question-and-answer session will follow.
Graham’s conference call can be accessed as follows:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing 1-201-689-8560 and referencing conference ID number 258106 approximately 5 — 10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
•	The webcast will be archived at http://www.graham-mfg.com. A transcript will also be posted once available.
•	A replay can be heard by calling 1-201-612-7415, and entering the account number 3055 and conference ID number 258106. The telephonic replay will be available through November 2, 2007 at 11:59 p.m. Eastern Time.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 71 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website:
www.graham-mfg.com
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Graham Corporation Reports Record Quarterly Net Income of $4.4 Million on Sales Growth of 45%	Page 4
for Second Quarter Fiscal 2008
October 26, 2007
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham Corporation operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW. -MORE-
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Graham Corporation Reports Record Quarterly Net Income of $4.4 Million on Sales Growth of 45%	Page 5
for Second Quarter Fiscal 2008
October 26, 2007
Graham Corporation Second Quarter Fiscal 2008
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Amounts in thousands, except per share data)
Net sales	$23,060	$15,903	$43,047	$30,511
Cost of products sold	13,163	12,679	26,471	23,169

Gross profit	9,897	3,224	16,576	7,342

Gross profit margin	42.9%	20.3%	38.5%	24.1%
Other expenses:
Selling, general and administrative	3,174	2,392	6,022	4,685
Operating income	6,723	832	10,554	2,657
Operating margin	29.2%	5.2%	24.5%	8.7%
Interest expense	2	2	8	6

Total other expenses	3,176	2,394	6,030	4,691

Income before income taxes	6,721	830	10,546	2,651
Provision for income taxes	2,299	267	3,466	972

Net income	4,422	563	7,080	1,679

Retained earnings at beginning of period	25,236	18,321	22,675	17,301
Dividends	(99)	(97)	(196)	(193)

Retained earnings at end of period	$29,559	$18,787	$29,559	$18,787

Per Share Data:
Basic:
Net income	$1.12	$.14	$1.80	$.43

Diluted:
Net income	$1.10	$.14	$1.76	$.43

Weighted average common shares outstanding:
Basic:	3,944	3,891	3,934	3,878
Diluted:	4,012	3,945	4,012	3,937

Dividends declared per share	$.025	$.025	$.05	$.05

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Graham Corporation Reports Record Quarterly Net Income of $4.4 Million on Sales Growth of 45%	Page 6
for Second Quarter Fiscal 2008
October 26, 2007
Graham Corporation Second Quarter Fiscal 2008
Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	September 30,	March 31,
	2007	2007
Assets
Current assets:
Cash and cash equivalents	$738	$1,375
Investments	23,399	13,676
Trade accounts receivable, net of allowances ($53 and $48 at September 30, and March 31, 2007, respectively).	11,372	11,859
Unbilled revenue	5,269	4,793
Inventories	3,451	4,682
Prepaid expenses and other current assets	1,405	354

Total current assets	45,634	36,739
Property, plant and equipment, net	8,774	8,780
Deferred income tax asset	—	2,901
Prepaid pension asset	464	445
Other assets	6	13

Total assets	$54,878	$48,878

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$29	$37
Accounts payable	5,325	5,143
Accrued compensation	3,626	3,205
Accrued expenses and other liabilities	2,154	2,048
Customer deposits	4,007	6,100
Deferred income tax liability	68	87

Total current liabilities	15,209	16,620

Long-term debt	45	56
Accrued compensation	286	263
Other long-term liabilities	139	58
Accrued pension liability	261	251
Accrued postretirement benefits	989	976

Total liabilities	16,929	18,224

Stockholders’ equity:
Preferred stock, $1 par value — Authorized, 500 shares	—	—
Common stock, $.10 par value — Authorized, 6,000 shares Issued and outstanding, 3,914 and 3,887 shares at September 30 and March 31, 2007, respectively	391	389
Capital in excess of par value	10,390	10,008
Retained earnings	29,559	22,675
Unearned compensation	(34)	—
Accumulated other comprehensive loss	(2,324)	(2,367)
Notes receivable from officers and directors	(33)	(51)

Total stockholders’ equity	37,949	30,654

Total liabilities and stockholders’ equity	$54,878	$48,878

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Graham Corporation Reports Record Quarterly Net Income of $4.4 Million on Sales Growth of 45%	Page 7
for Second Quarter Fiscal 2008
October 26, 2007
Graham Corporation Second Quarter Fiscal 2008
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

	Six Months Ended
	September 30,
	2007	2006
Operating activities:
Net income	$7,080	$1,679

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	462	442
Discount accretion on investments	(421)	(201)
Non-cash stock-based compensation expense	78	33
Gain (loss) on disposal of property, plant and equipment	—	(13)
Deferred income taxes	3,014	972
(Increase) decrease in operating assets:
Accounts receivable	487	(1,502)
Unbilled revenue	(475)	(2,691)
Inventories	1,231	429
Domestic and foreign income taxes receivable/payable	(781)	(143)
Prepaid expenses and other current and non-current assets	(268)	(138)
Prepaid pension asset	(19)	(1,729)
Increase (decrease) in operating liabilities:
Accounts payable	182	1,066
Accrued compensation, accrued expenses and other current and non-current liabilities	474	(615)
Customer deposits	(2,093)	(240)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	46	(30)

Total adjustments	1,917	(4,360)

Net cash provided (used) by operating activities	8,997	(2,681)

Investing activities:
Purchase of property, plant and equipment	(447)	(668)
Proceeds from sale of property, plant and equipment	25	15
Purchase of investments	(37,053)	(10,850)
Redemption of investments at maturity	27,750	14,000

Net cash (used) provided by investing activities	(9,725)	2,497

Financing activities:
Proceeds from issuance of long-term debt	14	2,479
Principal repayments on long-term debt	(33)	(2,505)
Issuance of common stock	273	253
Collection of notes receivable from officers and directors	18	13
Dividends paid	(196)	(193)

Net cash provided by financing activities	76	47

Effect of exchange rates on cash	15	4

Net decrease in cash and cash equivalents	(637)	(133)
Cash and cash equivalents at beginning of period	1,375	570

Cash and cash equivalents at end of period	$738	$437

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Graham Corporation Reports Record Quarterly Net Income of $4.4 Million on Sales Growth of 45%	Page 8
for Second Quarter Fiscal 2008
October 26, 2007
Graham Corporation Second Quarter Fiscal 2008

Additional Information
ORDER AND BACKLOG TREND
($, in thousands)

	Q107	Q207	Q307	Q407	FY 2007	Q108	Q208
	6/30/06	9/30/06	12/31/06	3/31/07	3/31/07	6/30/07	9/30/07
Orders	$20,032	$22,125	$17,127	$27,256	$86,540	$24,843	$20,528
Backlog	$38,642	$45,000	$47,597	$54,184	$54,184	$59,221	$56,839

SALES BY INDUSTRY
($, in millions)

	Q107	Q207	Q307	Q407	FY 2007	Q108	Q208
	6/30/06	9/30/06	12/31/06	3/31/07	3/31/07	6/30/07	9/30/07
Refining	$3.9	$5.2	$6.0	$7.4	$22.6	$9.6	$11.9
Chem/ Petrochemical	$7.2	$6.6	$4.2	$7.7	$25.6	$4.6	$0.4
Power	$0.7	$1.0	$1.1	$0.4	$3.2	$0.8	$6.4
Other	$2.7	$3.0	$3.1	$5.1	$13.9	$4.8	$4.2

SALES BY REGION
($, in millions)

	Q107	Q207	Q307	Q407	FY 2007	Q108	Q208
	6/30/06	9/30/06	12/31/06	3/31/07	3/31/07	6/30/07	9/30/07
North America	$7.6	$6.8	$9.1	$12.2	$35.8	$11.7	$17.8
Middle East	$4.8	$4.5	$1.8	$4.1	$15.3	$4.2	$0.5
Asia	$1.1	$3.9	$2.2	$4.0	$11.2	$2.5	$2.1
Other	$1.1	$0.7	$1.4	$0.5	$3.5	$1.6	$2.7

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